NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium prices offering of $500-million of 10-year debentures
September 8, 2008 — ALL AMOUNTS ARE STATED IN U.S.$
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) today agreed to issue and sell $500-million aggregate principal amount of 6.750% debentures due January 15, 2019. The debentures, registered under the multi-jurisdictional disclosure system in Canada and the United States, will only be offered and sold in the United States.
The net proceeds from the offering of the debentures will be used to repay a portion of the borrowings under Agrium’s acquisition bridge credit facility, which borrowings were used to fund, in part, the acquisition of UAP Holding Corp. completed on May 7, 2008. The debentures will be unsecured and rank equally with Agrium’s other senior unsecured debt.
Agrium’s senior unsecured long-term debt is rated Baa2 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Rating Services, and BBB by DBRS Limited. Agrium expects the new issue to be assigned the same ratings. The underwriting syndicate is lead managed by Merrill Lynch & Co. and UBS Investment Bank, and includes RBC Capital Markets, BMO Capital Markets, Scotia Capital, CIBC World Markets, TD Securities, BNP PARIBAS and HSBC.
A preliminary prospectus supplement dated September 8, 2008, under Agrium’s short form base shelf prospectus dated August 22, 2007 (as amended) and under Agrium’s related effective Registration Statement on Form F-10, in respect of the offering of the debentures has been filed with the Canadian securities regulatory authorities in each of the provinces of Canada and with the United States Securities and Exchange Commission under the multi-jurisdictional disclosure system. A final prospectus supplement in respect of the offering of the debentures will be filed with the same regulatory authorities in Canada and the United States. On December 3, 2007, Agrium filed an amendment to its short form base shelf prospectus to increase the maximum amount of securities that may be offered thereunder from $1-billion to $3-billion.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.
ADVISORY
Agrium Inc. has filed a registration statement (including a base shelf prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying base shelf prospectus (including the amendment thereto) and other documents Agrium has filed with the SEC that are incorporated by reference therein for more complete information about Agrium and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively the prospectus supplement and the accompanying base shelf prospectus (including the amendment thereto) may be obtained by contacting Merrill Lynch & Co. at 4 World Financial Center, 250 Vesey St., New York, NY 10080 (toll-free 1-866-500-5408) or UBS Investment Bank at 677 Washington Boulevard, Stamford, CT 06901 (toll-free 1-877-827-6444, ext.
561-3884).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Reform Act of 1995. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These risk factors relative to these statements include: the offering of debentures not being completed, as well as other risk factors listed from time to time in Agrium’s reports and comprehensive public disclosure documents including Agrium’s Annual Information Form, and in other Agrium filings with securities commissions in Canada (on SEDAR at www.sedar.com) and the United States (on EDGAR at www.sec.gov).
FOR FURTHER INFORMATION:
Agrium Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Ashley Harris, Manager, Investor Relations
(403) 225-7437